Exhibit 99.1

Patriot National Bancorp Announces Positive Fourth Quarter Results

Restructuring Strategies Return Patriot to Core Profitability; Reflects Positive Credit Quality

STAMFORD, CT—February 5, 2014—Patriot National Bancorp, Inc. (“Patriot”) (NASDAQ: PNBK), the parent company of Patriot National Bank (“the Bank”), today announced results for its fourth quarter ended December 31, 2013.

Net income for the quarter was $632,000, or $0.02 per diluted share, compared to a net loss of $1,445,000, or $0.04 loss per diluted share for the same quarter last year and a net loss of $2,370,000, or $0.06 loss per diluted share for the prior quarter ended September 30, 2013. Patriot incurred a net loss of $7.6 million or $0.20 loss per diluted share for fiscal 2013 compared to a net loss of $536,000, or $0.01 loss per diluted share for fiscal 2012. Excluding a one-time release from the loan loss allowance, gains on sales of loans, investments and branches and expenses for restructuring and prepayment penalties, the net losses were $3.5 million and $3.2 million for 2013 and 2012, respectively.

“We are pleased that fourth quarter performance positively reflects the series of restructurings strategies implemented to date. This pivotal quarter marks Patriot’s return to core earnings (earnings minus restructuring charges and prepayment penalties on borrowings) profitability. Asset quality, operations and financial metrics all improved greatly, contributing to the overall strength of the Bank”, said Michael Carrazza, Chairman of the Board. “While continuing to increase earnings, efforts are now keenly concentrated on growing assets and expanding products and services to meet the banking needs of our community.”

President’s Comments

Kenneth T. Neilson, President and CEO, commented, “We continued to execute on our business plan to build a highly profitable community bank. The initiatives put into place beginning in the first quarter of this year culminated in a profitable fourth quarter and are expected to benefit Patriot going forward. The Bank is now positioned to entertain growth opportunities.”

“We are especially pleased with the substantial improvement in asset quality. Non-accrual loans declined to $12.3 million, or 2.9% of total loans at December 31, 2013 compared to $20.7 million, or 4.8% of total loans at September 30, 2013 and $23.8 million, or 5.1% of total loans at December 31, 2012. Non-performing assets were $12.3 million at December 31, 2013 compared to $24.6 million at September 30, 2013 and $28.7 million at December 31, 2012, reflecting reductions of $12.3 million, or 50.0%, and $16.4 million, or 57.1%, respectively.”

“Our performance this quarter highlights the benefits derived from the strategies implemented. The continuance of these initiatives is Patriot’s primary goal as we focus on delivering a healthy and profitable future for our customers, employees and shareholders.”

Financial Highlights:

•	Patriot earned $632,000, or $0.02 per diluted share, for the quarter ended December 31, 2013 compared to a net loss of $2.4 million, or $0.06 loss per share, in the prior quarter ending September 30, 2013 and a loss of $1.4 million, or $0.04 loss per share, in the fourth quarter a year ago.

•	The net interest margin was 3.38% for the quarter ended December 31, 2013, compared to 2.70% for the fourth quarter a year ago. For the twelve months ended December 31, 2013 the net interest margin was 3.14% compared to 2.91% for the twelve months ended December 31, 2012.

•	The Bank has methodically pre-paid its long-term high-cost borrowings, resulting in a significant reduction in its total cost of funds from 1.20% for the fourth quarter of 2012 to 0.86% for the third quarter of 2013, and down to 0.69% for the current quarter.

•	Core non-interest operating expenses were 14.4% lower in the current quarter compared to the same quarter a year ago resulting primarily from reductions in every major category of expense including regulatory assessments. Core non-interest expenses exclude restructuring charges and prepayment penalties on borrowings.

•	Our core efficiency ratio in 2013 went from 119.2% in the fourth quarter of 2012 to 98.3% in the third quarter of 2013 and to 94.1% for the quarter ended December 31, 2013. The core efficiency ratio is calculated using core non-interest expenses as defined above.

•	Total Capital to Risk Weighted Assets was 13.9% for Patriot and 13.8% for the Bank at December 31, 2013.

Asset Quality

“Our management team has made the improvement of our risk profile and the credit quality of our loan portfolio a priority” said Samuel Davis, EVP and Chief Credit Officer. “Asset quality will continue to be a high priority.”

Other real estate owned (OREO) was $4.9 million at December 31, 2012 compared to $3.8 million at September 30, 2013. As of December 31, 2013, for the first time since December 31, 2008, Patriot had no OREO properties on its balance sheet.

At December 31, 2013, the allowance for loan losses as a percentage of total loans receivable was 1.34% compared to 1.29% at the prior year-end.

Balance Sheet Review

Total assets of $540.9 million at December 31, 2013 decreased $76.9 million compared to $617.8 million at December 31, 2012. Net loans decreased by $42.2 million to $418.1 million at December 31, 2013, primarily due to Patriot dissolving its residential lending group. Premises and equipment increased by $10.8 million as a result of the Bank’s purchase of branch buildings, including a headquarter building, which had been leased previously. Ownership of these properties enables the Bank to reduce occupancy expense significantly.

Total deposits were $430.2 million at December 31, 2013, a decline of $67.1 million, or 13.5%, compared to $497.3 million at the prior year-end. These reductions were a part of our strategic effort to shrink the balance sheet to allow for repayment of higher cost borrowings while maintaining our capital ratio. In the process, the Bank reduced its total cost of deposits from 1.04% for fiscal 2012 to 0.82% for fiscal 2013 and to 0.69% for the fourth quarter of 2013.

Income Statement Review

Patriot began the disciplined and orderly implementation of its restructuring plan in March of 2013. Diverse initiatives were put into play in a deliberate and systematic manner throughout the nine month period and will continue throughout 2014. The Bank executed strategies to attain greater efficiencies and returns in the future. Some of those decisions resulted in non-core, or one-time, expenses which are reported as restructuring charges and prepayment penalties on borrowings.

In assessing Patriot’s performance, management focuses on core earnings as the indicator of the company’s profitability. For these analyses, core earnings exclude restructuring charges and prepayment penalties on borrowings. Core earnings for the twelve months ended December 31, 2013 were a loss of $3.0 million compared to core earnings of $397,000 for the twelve months ended December 31, 2012, which included a $2.4 million credit from an allowance for loan losses release and $1.2 million from the sale of investments and loans. On a core earnings basis Patriot has shown consistent improvement since the beginning of the restructuring, progressing from a net loss of $1.0 million in fourth quarter 2012 to core earnings of $292,000 for the fourth quarter of 2013.

Patriot’s fourth quarter net interest income was $4.4 million, compared to $4.0 million in the fourth quarter a year ago. Despite an increase in average yield, interest income decreased $506,000, or 8.8%, compared to the same quarter last year as a result of a decline in average interest-earning assets of $79.6 million, of which $59 million was loans. Offsetting the decline in interest income, interest expense decreased 49.4%, or $846,000, compared to 2012’s fourth quarter. This was due to a decline of $48.7 million in average interest bearing deposits coupled with a 29 basis-point decrease in their cost, and a reduction in average borrowings of $11.3 million coupled with an average rate reduction of 2.22%. For the twelve-month period ended December 31, 2013 net interest income was $16.8 million compared to $17.8 million for the same period in 2012 due to these same general factors, along with the high cost borrowings not being repaid until late in 2013.

Non-interest income was $610,000 for the fourth quarter in 2013 compared to $612,000 for the same quarter in 2012. For the twelve months ended December 31, 2013 non-interest income declined by $848,000, or 25.9%, due primarily to a $911,000 gain in 2012 on the sale of securities and a $336,000 gain on the sale of loans.

On a core operating basis, non-interest expenses declined 14.4%, or $784,000, to $4.7 million in the fourth quarter of 2013, compared to $5.5 million for the same period a year ago. Included in the current quarter non-interest expenses are $74,000 of restructuring charges associated with management’s turnaround plan and a credit of $414,000 associated with the restructuring of Patriot’s data processing services.

In 2012, the fourth quarter included a restructuring charge of $436,000. Year-to-date, core non-interest expenses decreased 6.0% to $21.6 million compared to $23.0 million for the twelve-month period in 2012.

Capital

The capital ratios at December 31, 2013 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National Bancorp, Inc.	Patriot National Bank	Well Capitalized Requirement
Total Capital (to Risk Weighted Assets)	13.88%	13.79%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	12.63%	12.54%	6.00%
Tier 1 Capital (to Average Assets)	9.27%	9.22%	5.00%

About the Company

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 10 full service branches, 8 in Connecticut and 2 in New York.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012.

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

Dollars in thousands, except per share data

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Interest and dividend income
Interest and fees on loans	$5,037	$5,427	$5,471	$20,706	$23,482
Interest on investment securities	156	148	208	778	1,508
Dividends on investment securities	26	29	31	113	128
Other interest income	11	9	26	57	98

Total interest and dividend income	5,230	5,613	5,736	21,654	25,216

Interest expense
Interest on deposits	767	893	1,174	3,822	5,351
Interest on Federal Home Loan Bank borrowings	30	118	389	666	1,459
Interest on subordinated debt	71	71	73	284	300
Interest on other borrowings	—	—	78	82	309

Total interest expense	868	1,082	1,714	4,854	7,419

Net interest income	4,362	4,531	4,022	16,800	17,797
Provision for loan losses	—	1,000	180	970	(2,379)

Net interest income after provision for loan losses	4,362	3,531	3,842	15,830	20,176

Non-interest income
Mortgage banking activity	(6)	96	79	255	164
Loan application, inspection and processing fees	41	54	42	249	101
Fees and service charges	185	176	186	744	857
Gain on sale of loans	—	—	57	28	336
(Loss) gain on sale of investment securities	—	—	(6)	—	910
Gain on sale of branch assets and deposits	—	—	—	51	—
Earnings on cash surrender value of life insurance	126	129	133	523	517
Other income	264	105	121	576	388

Total non-interest income	610	560	612	2,426	3,273

Non-interest expense
Salaries and benefits	1,962	2,158	2,356	9,702	10,593
Occupancy and equipment expense	954	982	1,033	3,911	4,419
Data processing	436	367	398	1,463	1,469
Professional services and other outside services	436	740	622	2,836	2,601
Advertising and promotional expenses	60	39	45	217	86
Loan administration and processing expenses	28	41	48	220	137
Regulatory assessments	239	242	413	1,159	1,724
Insurance expense	64	89	85	315	471
Other real estate operations	121	34	53	212	(58)
Material and communications	95	94	134	397	504
Restructuring charges and asset disposals	(340)	54	436	108	939
Prepayment penalty on borrowings	—	1,406	—	4,116	—
Other operating expenses	285	215	276	1,228	1,100

Total non-interest expense	4,340	6,461	5,899	25,884	23,985

Income (loss) before income taxes	632	(2,370)	(1,445)	(7,628)	(536)
Benefit for income taxes	—	—	—	(21)	—

Net income (loss)	$632	$(2,370)	$(1,445)	$(7,607)	$(536)

Basic and diluted income (loss) per share	$0.02	$(0.06)	$(0.04)	$(0.20)	$(0.01)

PATRIOT NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Dollars in thousands

	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012
Assets
Noninterest bearing deposits and cash	$1,570	$1,551	$2,736
Interest bearing deposits	33,296	21,785	67,567
Short-term investments	—	—	711

Total cash and cash equivalents	34,866	23,336	71,014
Securities-available for sale	37,701	38,297	41,719
Other investments	4,450	3,500	3,500
FRB & FHLB stock	5,587	5,661	6,074

Total securities	47,738	47,458	51,293
Gross loans	423,829	436,445	466,337
Allowance for loan losses	(5,681)	(6,216)	(6,016)

Net loans	418,148	430,229	460,321
Accrued interest and dividends receivable	1,566	1,551	1,894
Premises and equipment, net	15,062	6,086	4,288
Cash surrender value of life insurance	22,025	21,899	21,502
Other real estate owned	—	3,845	4,874
Deferred tax asset, net (1)	—	—	—
Other assets	1,525	1,453	2,669

Total Assets	$540,930	$535,857	$617,855

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing deposits	$55,358	$58,110	$65,176
Interest bearing deposits	374,846	383,013	432,107

	430,204	441,123	497,283
FHLB advances and repurchase agreements	57,000	42,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	3,955	3,925	5,756

Total Liabilities	499,407	495,296	568,287
Common stock	388	387	385
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,484	105,424	105,356
Accumulated deficit	(63,002)	(63,634)	(55,395)
Accumulated other comprehensive income	(1,187)	(1,456)	(618)

Total Shareholders’ Equity	41,523	40,561	49,568

Total Liabilities and Shareholders’ Equity	$540,930	$535,857	$617,855

(1)	Includes the deferred tax asset and a full valuation allowance of $18.3 million, $18.6 million and $15.0 million, respectively.

PATRIOT NATIONAL BANCORP, INC.

FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

Dollars in thousands, except per share data

	Dec. 31, 2013	Sep. 30, 2013	Dec. 31, 2012
Asset Quality:
Nonaccrual loans	$12,308	$20,741	$23,810
Other real estate owned	—	3,845	4,874

Total nonperforming assets	$12,308	$24,586	$28,684

Nonaccrual loans / loans	2.90%	4.75%	5.11%
Nonperforming assets / assets	2.28%	4.59%	4.64%
Allowance for loan losses	$5,681	$6,216	$6,016
Allowance for loan losses / loans	1.34%	1.42%	1.29%
Allowance / nonaccrual loans	46.15%	29.97%	25.27%
Gross loan charge-offs for the quarter	$828	$123	$230
Gross loan recoveries for the quarter	$293	$17	$10
Net loan charge-offs for the quarter	$535	$106	$220
Capital Data:
Book value per share (l)	$1.07	$1.05	$1.29
Tangible book value per share (2)	$1.07	$1.05	$1.29
Shares outstanding	38,786,680	38,669,206	38,491,819

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.
(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.